EXHIBIT 4.5

DESCRIPTION OF SECURITIES

General

We are a blank check company incorporated on June 9, 2025 as a Cayman Islands exempted company (company number AY-422539). Our affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. Pursuant to our amended and restated memorandum and articles of association which was adopted upon the consummation of this offering, we are authorized to issue 200,000,000 Class A ordinary shares of a par value of $0.0001 each per share, 20,000,000 Class B ordinary shares of a par value of $0.0001 each per share as well as 1,000,000 preference shares of a par value of $0.0001 each per share.

Units

Public Units

Each unit consists of one Class A ordinary share and one-half of one warrant to purchase one of our Class A ordinary shares for an exercise price of $11.50 per share, subject to adjustment, as described in the prospectus. Only whole warrants are exercisable. The warrants will become exercisable 30 days after the consummation of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption.

The Class A ordinary shares and public warrants will begin to trade separately on the 52nd day after the date of the prospectus unless the Representative informs us of its decision to allow earlier separate trading, provided that in no event may the Class A ordinary shares, rights and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. Once the Class A ordinary shares and warrants commence separate trading, holders will have the option to continue to hold units or separate their units into the component securities.

Private Units

The private units (including the component securities of such private units as well as any securities underlying such component securities) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under “Principal Shareholders,” to our officers and directors and other persons or entities affiliated with the Sponsor). Otherwise, the private units have terms and provisions that are identical to the public units sold in this offering. The price of the private units was determined in negotiations between our Sponsor and the Representative for this offering, with reference to the prices paid by initial shareholders for such units in special purpose acquisition companies which have recently consummated their initial public offerings.

If we do not consummate our initial business combination within 24 months from the closing of this offering, the proceeds from the sale of the private units held in the trust account will be used to fund the redemption of our public shares (subject to the requirements of applicable law) and the private units (and the component securities) will expire worthless.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into private units at a price of $10.00 per unit at the option of the lender at the time of the business combination. The units would be identical to the private units sold in the private placement.

Each of the units that may be issued upon conversion of working capital loans shall be identical to the private units. Following the expiration of the lock-up described under “Principal Shareholders” with respect to the private units, units issuable upon conversion of working capital loans and extension loans and their respective component securities, such securities will be transferable, assignable or saleable, subject to an effective registration statement covering such securities or an applicable exemption from registration.

Ordinary Shares

Prior to the date of the Initial Public Offering (“IPO”), there were 7,666,667 Class B ordinary shares outstanding, of which all were held of record by our Sponsor, so that our Sponsor will own approximately 25% of our issued and outstanding shares after this offering (assuming our Sponsor does not purchase any units in this offering and not including private units or ordinary shares underlying the private units and the over-allotment option is not exercised by the underwriters). Our Sponsor has committed, pursuant to a Securities Transfer Agreement that closed immediately prior to effectiveness of the registration statement, to transfer 20,000 founder shares (or 60,000 in the aggregate) to each of our independent directors, Parker White, Tyler Evans and Pierre Rochard, for the sum of $0.003 per share.

There are 30,366,667 ordinary shares issued and outstanding which include:

●	23,000,000 Class A ordinary shares underlying units issued as part of the IPO;

●	6,666,667 Class B ordinary shares held by the Sponsor;

●	700,000 Class A ordinary shares comprising part of the private units

If we increase or decrease the size of the offering pursuant to Rule 462(b) under the Securities Act, we will effect a stock dividend, share contribution back to capital, or other appropriate mechanism, as applicable, immediately prior to the consummation of the offering in such amount as to maintain the ownership of our Sponsor, prior to this offering at 25% of our issued and outstanding shares (excluding any shares underlying the private units) upon the consummation of this offering, as described above. Such issuance will significantly dilute the equity interest of our other shareholders.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of Cayman Island laws or stock exchange rules, the affirmative vote of a simple majority of our shares that are voted is required to approve any such matter voted on by our shareholders. Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. We will consummate our initial business combination only if a vote is held to approve a business combination, a majority of the outstanding shares voted are voted in favor of the business combination.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless otherwise specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a simple majority of our ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to our amended and restated memorandum and articles of association; such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. Our board of directors will serve for a term of one year with an election every year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to our initial business combination, only holders of our founder shares will have the right to vote on the appointment and removal of our directors. Holders of our public shares will not be entitled to vote on the election of directors during such time. Further, prior to the closing of our initial business combination, only holders of our Class B ordinary shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, our initial shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of our amended and restated memorandum and articles of association governing the appointment and the removal of our directors prior to our initial business combination and our continuation in a jurisdiction outside the Cayman Islands prior to our initial business combination may only be amended by a special resolution passed by holders representing at least two-thirds of our outstanding Class B ordinary shares.

Our Board of Directors is elected every year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Our fiscal year end will be on December 31.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price which is payable in cash and equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest earned thereon (which interest shall be net of taxes payable by us) divided by the number of then outstanding public shares, subject to the limitations described in the prospectus. The amount in the trust account is initially anticipated to be approximately $10.00 per public share. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and private shares in connection with the completion of our business combination.

Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to our amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated memorandum and articles of association requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to Excess Shares, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek shareholder approval, we will complete our initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. In such case, our Sponsor and each member of our management team have agreed to vote their founder shares and private shares held by them in favor of our initial business combination. To the extent that our Sponsor or any member of our management team acquires any public shares after we publicly announce our intention to engage in a proposed business combination, our Sponsor and each member of our management team have agreed pursuant to the terms of a letter agreement that they will not vote such shares for or against such business combination. As a result, in addition to our initial shareholders’ founder shares, we would need 6,316,667 public shares, or approximately 31.58% of the 20,000,000 public shares sold in this offering to be voted in favor of an initial business combination in order to have our initial business combination approved (assuming all issued and outstanding shares are voted and the over-allotment option is not exercised). Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under our amended and restated memorandum and articles of association, vote their shares, we will not need any public shares in addition to our founder shares and the private shares held by our Sponsor to be voted in favor of an initial business combination in order to approve an initial business combination. Additionally, each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in this offering. However, we would not be restricting our shareholders’ ability to vote all of their shares for or against our business combination.

Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our business combination within 24 months from the closing of this offering (or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated memorandum and articles of association), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price which is payable in cash and equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and net of interest that may be used by us to cover permitted withdrawals and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and private shares if we fail to complete our business combination within 24 months from the closing of this offering. However, if our Sponsor, underwriter, executive officers or directors acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest earned thereon (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses)) upon the completion of our initial business combination, subject to the limitations described in the prospectus.

Founder Shares

The founder shares are identical to the Class A ordinary shares included in the units being sold in this offering, and holders of founder shares have the same shareholder rights as public shareholders, except that: (1) the founder shares are subject to certain transfer restrictions contained in a letter agreement that our initial shareholders, directors and officers have entered into with us, as described in more detail below; (2) pursuant to such letter agreement, our initial shareholders, directors and officers have agreed to waive: (i) their redemption rights with respect to any founder shares and private shares held by them, as applicable, in connection with the completion of our initial business combination; (ii) their redemption rights with respect to any founder shares and private shares held by them in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) their rights to liquidating distributions from the trust account with respect to any founder shares and private shares they hold if we fail to complete our initial business combination within the completion window (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the completion window); and (3) the founder shares are entitled to registration rights. If we submit our initial business combination to our public shareholders for a vote, our initial shareholders, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any shares held by them in favor of our initial business combination.

Pursuant to a letter agreement that our initial shareholders, directors and officers have entered into with us, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our directors and officers and other persons or entities affiliated with our initial shareholders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. In addition, the formation agreement of our Sponsor provides that its interests may only be transferred to a member’s affiliates (which affiliates shall include any member’s owners of an equity interest, direct investors, members, or limited partners, as the case may be), immediate family, or to a trust, the primary beneficiary(ies) of which is a member or members of such member’s immediate family.

Public Warrants

No warrants are currently outstanding. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or the liquidation of the Company.

No public warrants will be exercisable for cash unless we have an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the warrant shares issuable upon exercise of the public warrants is not effective within 60 days from the closing of our initial business combination, warrant holders may, commencing on the 61st day until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of warrant shares equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the public shares for the ten trading days ending on the trading day prior to the date of exercise.

Once the warrants become exercisable, we may redeem the outstanding warrants:

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

●	if, and only if, the last reported sale price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the public shares may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for our warrants have been conditioned on a share price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the public shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. No fractional shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares outstanding immediately after giving effect to such exercise.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement will provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any modification or amendment to increase the warrant price or shorten the exercise period shall require the vote or written consent of the registered holders of 50% of the number of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private warrants or working capital warrants or any provision of the warrant agreement with respect to the private warrants, or working capital warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any private warrants or working capital warrants), 50% of the number of then outstanding private warrants (including the vote or written consent of the Representative) and working capital warrants.

The exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices.

If (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our Board of Directors, and in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the price at which we issue the additional ordinary shares or equity-linked securities.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the warrant shares and thereafter use our best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the warrant shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and we will not be required to net cash settle or cash settle the warrant exercise.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares to be issued to the warrant holder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

The private warrants and working capital warrants will be identical to the public warrants sold in this offering except that, so long as they are held by our Sponsor or its permitted transferees, the private warrants and working capital warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, and (ii) the Class A ordinary shares issuable upon exercise of the private warrants and the working capital warrants will be entitled to registration. Amending our warrant agreement will require a vote of holders of at least 50% of the private warrants or working capital warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any private warrants or working capital warrants) solely with respect to any amendment to the terms of the private warrants or working capital warrants. All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding public warrants.

Preference Shares

There are no preference shares outstanding. Our amended and restated memorandum and articles of association will authorize the issuance of 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our Board of Directors. No preference shares are being issued or registered in this offering. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement will prohibit us, prior to a business combination, from issuing preference shares which participates in any manner in the proceeds of the trust account, or which votes as a class with the ordinary shares on a business combination. We may issue some or all of the preference shares to effect a business combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the Company, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint directors, in respect of their shares to vote at general meetings of the Company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Dividends

We have not paid any cash dividends on our shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board of Directors does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares and warrant agent for our warrants will be Continental Stock Transfer & Trust Company.

Listing of Securities

The units, as well as the Class A ordinary shares, and warrants underlying the trade on Nasdaq under the symbols “BIXIU,” “BIXI” and “BIXIW,” respectively.

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